PROSPECTUS



                                1,262,264 SHARES
                       EQUITY RESIDENTIAL PROPERTIES TRUST
                      COMMON SHARES OF BENEFICIAL INTEREST


          The persons listed below, who may become shareholders of Equity Residential Properties Trust, may offer and sell from time to time up to 1,262,264 of our common shares of beneficial interest under this prospectus. In this prospectus we refer to these persons as the selling shareholders. We may issue up to 1,262,264 common shares to the selling shareholders, upon their request, in exchange for their 1,262,264 units of limited partnership interest in ERP Operating Limited Partnership, our operating partnership. Our registration of these common shares is not meant to imply that the selling shareholders will offer or sell any of these common shares. We will receive no proceeds from any sale of common shares by a selling shareholder.

          The selling shareholders may offer their common shares through public or private transactions, on or off the New York Stock Exchange, at prevailing market prices, or at privately negotiated prices. The selling shareholders may sell their common shares directly or through agents or broker-dealers acting as principal or agent, or in a distribution by underwriters.

          The common shares are listed on the New York Stock Exchange under the symbol "EQR".


                            ------------------------


          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                            ------------------------




                 The date of this prospectus is March 24, 1999.

                                TABLE OF CONTENTS

                                                                                  Page
Special Note Regarding Forward-Looking Statements............................      3
Available Information........................................................      3
Incorporation of Certain Documents By Reference..............................      3
The Company..................................................................      5
No Proceeds to the Company...................................................      5
Selling Shareholders.........................................................      5
Plan of Distribution.........................................................      8
Experts......................................................................      8
Legal Matters................................................................      9

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          Information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"). We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in that section. These forward-looking statements relate to, without limitation, our anticipated future economic performance, our plans and objectives for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking words such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terms. The cautionary statements under the caption "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated herein by reference, and other similar statements contained in this prospectus or any accompanying prospectus supplement identify important factors with respect to forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

                              AVAILABLE INFORMATION

          We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, we are required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may inspect and copy these reports, proxy statements and other information at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may also obtain copies of the reports, proxy statements and other information from the Public Reference Section of the Commission, Washington, D.C. 20549, upon payment of prescribed rates, or in certain cases by accessing the Commission's World Wide Web site at http://www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Our common shares are listed on the New York Stock Exchange under the symbol "EQR". Our reports, proxy statements and other information are also available for inspection at the offices of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.

          We have filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this prospectus is a part, under the Securities Act, with respect to the securities covered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, we refer the reader to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by this reference and the exhibits and schedules thereto. For further information about us and the common shares covered by this prospectus, we refer the reader to the Registration Statement and these exhibits and schedules which may be obtained from the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          We have filed the documents listed below with the Commission under the Exchange Act and these documents are incorporated into this prospectus by reference:

          a.   Annual Report on Form 10-K for the year ended December 31, 1998.

          b. Second Amended and Restated Declaration of Trust (the "Declaration of Trust") filed as Exhibit 3.1 to our Current Report on Form 8-K dated May 30, 1997, as amended or supplemented from time to time.

          c.   Second Amended and Restated Bylaws (the "Bylaws"), filed as
               Exhibit 3.2 to our Current Report on Form 8-K, dated May 30,
               1997.

          d. Definitive Proxy Statement relating to our Annual Meeting of Shareholders dated March 30, 1998.

          e. Joint Proxy Statement/Prospectus/Information Statement dated September 14, 1998.

          f. Description of our common shares contained in our registration statement on Form 8-A/A dated August 10, 1993.

          g. Current Reports on Form 8-K dated June 25, 1998, July 23, 1998, October 19, 1998, and February 24, 1999 and our Current Report on Form 8-K/A dated July 23, 1998.

          All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of all common shares under this prospectus will also be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing those documents.

          Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein will be modified or superseded by inconsistent statements in any document we file in the future that will be deemed incorporated by reference herein, including any prospectus supplement that supplements this prospectus. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any accompanying prospectus supplement. Subject to the foregoing, all information appearing in this prospectus and each accompanying prospectus supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

          We will provide, without charge, copies of all documents that are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) to each person, including any beneficial owner, to whom this prospectus is delivered upon written or oral request. Requests should be directed to Equity Residential Properties Trust, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attention: Cynthia McHugh (telephone number:
(312) 474-1300).

          UNLESS OTHERWISE INDICATED, WHEN USED HEREIN, THE TERMS "WE" AND "US" REFER TO EQUITY RESIDENTIAL PROPERTIES TRUST, A MARYLAND REAL ESTATE INVESTMENT TRUST, AND ITS SUBSIDIARIES, INCLUDING ERP OPERATING LIMITED PARTNERSHIP, ITS OPERATING PARTNERSHIP.

                                   THE COMPANY

          We are an equity real estate investment trust, or REIT, formed to continue the multifamily property business objectives and acquisition strategies of certain affiliated entities controlled by Mr. Samuel Zell, Chairman of our Board of Trustees. We are the managing general partner of ERP Operating Limited Partnership, our operating partnership. We own, administer and manage all of our assets and conduct substantially all of our business through the operating partnership and its subsidiaries.

          Our executive offices are located at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, and its telephone number is (312) 474-1300.

                           NO PROCEEDS TO THE COMPANY

          We will not receive any of the proceeds from sales of common shares offered by the selling shareholders. We will pay all of the costs and expenses incurred in connection with the registration under the Securities Act of the offering made hereby, other than any brokerage fees and commissions, fees and disbursements of legal counsel for the selling shareholders and share transfer and other taxes attributable to the sale of the offered common shares, which will be paid by the selling shareholders.

                              SELLING SHAREHOLDERS

         We may issue up to 1,262,264 of common shares to the selling shareholders who currently hold 1,262,264 units of limited partnership interest in our operating partnership, if and to the extent that the selling shareholders exchange their units of limited partnership interest and we issue common shares to them in exchange therefor. Following our issuance of these shares, the selling shareholders may resell the common shares covered by this prospectus as provided under the Plan of Distribution section of this prospectus or as described in an applicable prospectus supplement. The following table provides the name of each selling shareholder, the number of common shares to be owned upon exchange of such units of limited partnership interest by each selling shareholder before any offering to which this prospectus relates, and the number of common shares that may be offered by each selling shareholder. Assuming the redemption of all units of limited partnership held by each selling shareholder, the number of common shares set forth in the following table is also the number of common shares owned by each selling shareholder prior to the offering. Because the selling shareholders may sell all or some of their offered common shares, no estimate can be made of the number of offered common shares that will be sold by the selling shareholders or that will be owned by the selling shareholders upon completion of the offering. There is no assurance that the selling shareholders will sell any of the offered common shares. The common shares covered by this prospectus represent approximately 0.96% of the total common shares (assuming exchange of all outstanding units of limited partnership interest for common shares) outstanding as of January 31, 1999.


                                                                             NUMBER OF COMMON
                                                                             SHARES OWNED AND
  NAME OF SELLING SHAREHOLDER                                                 OFFERED HEREBY
  ---------------------------                                                 --------------
  J. Ronald Terwilliger ................................................          170,502 (1)
  TCF Residential Partnership, Ltd......................................          132,079 (2)
  Lansing-Sierra Associates, L.P........................................           90,445
  Douglas Hoeksema......................................................           88,940
  Leonard W. Wood Family Limited Partnership............................           87,705 (3)
  Susan A. Hoeksema.....................................................           81,962
  CFP Residential, L.P. ................................................           74,396 (2)
  CPM Investment Company, LLC...........................................          111,226
  TCR-Brookfield Limited Partnership ...................................           68,456
  Warren J. Durkin, Jr..................................................           51,404
  Taxman Family Limited Partnership.....................................           44,305
  J. Ronald Terwilliger Grantor Trust...................................           23,378 (4)
  Randy J. Pace.........................................................           20,173
  TCR-Bloomingdale Limited Partnership .................................           21,410
  Edward O. Wood, Jr....................................................           18,044
  Plum Tree Limited Partnership ........................................           20,365 (2)
  Mandel Properties Services, Inc.......................................           16,786
  Speicher Family Trust.................................................           15,607
  JRT Holdings, Inc.....................................................           14,245 (5)
  TCR-Plum Tree Phase III Limited Partnership ..........................           14,792
  Clifford Breining.....................................................            9,457
  LWW Holdings, Inc.....................................................            8,796 (6)
  Guy Weill.............................................................            6,014
  Bruce R. Fairty.......................................................            5,752
  Terrence C. Golden....................................................            5,742
  Edward A. Storey......................................................            4,999
  David J. Elwell.......................................................            4,333
  Arthur Hill...........................................................            4,134
  TCR-Glenlake Club Limited Partnership.................................            3,902
  Ronald J. Gafford.....................................................            3,093
  Dwight C. Baum and Hildegard E. Baum Trust............................            3,007
  John S. Carter........................................................            3,007
  Edwin K. Hoffman......................................................            3,007
  Kenneth McCormick.....................................................            3,007
  Joel M. Goldfrank.....................................................            3,007
  David Benjamin........................................................            2,894
  Dennis Fitzharris.....................................................            2,757
  Estate of Robert E. Springer..........................................            2,068
  John T. Dealy.........................................................            1,503
  Steven A. Karpf.......................................................            1,503 (7)
  A. Eugene Kohn........................................................            1,503
  Peter E. Bronstein....................................................            1,503
  Arthur Hauspurg.......................................................            1,378
  Peter Hauspurg........................................................            1,378
  Russell Pellicano.....................................................            1,378
  William and Marta Ray.................................................            1,000
  Balcones Club Associates..............................................              989
  Donald E. Conover.....................................................              751
  Thomas M. Yamin.......................................................              751
  Royal Taxman..........................................................              662
  GT of Wisconsin, Inc..................................................              662


                                                                             NUMBER OF COMMON
                                                                             SHARES OWNED AND
  NAME OF SELLING SHAREHOLDER                                                 OFFERED HEREBY
  ---------------------------                                                 --------------

  Gary Taxman...........................................................              662
  Marcus E. Bromley.....................................................              437
  TCR-Ravinia Limited Partnership ......................................              259
  TCR-Carlson Lakes Limited Partnership ................................              197
  Lewis Topper..........................................................              138
  Hy Manton.............................................................              138
  Philip Levy...........................................................              138
  Jeffrey Gilbert.......................................................              138
                                                                                ---------
                                                                                1,262,264
                                                                                ---------
                                                                                ---------

------------------------
(1) Does not include 23,378 shares that may be owned upon an exchange of units by the J. Ronald Terwilliger Grantor Trust, of which Mr. Terwilliger is the trustee, or 14,245 shares that may be owned upon an exchange of units by JRT Holdings, Inc., of which Mr. Terwilliger is the President. Also does not include an aggregate of 129,381 shares that may be owned upon an exchange of units by any of Plum Tree Limited Partnership, TCR-Plum Tree Phase III Limited Partnership, TCR-Brookfield Limited Partnership, TCR-Ravinia Limited Partnership, TCR-Bloomingdale Limited Partnership, TCR-Carlson Lakes Limited Partnership or TCR-Glenlake Club Limited Partnership, of which Mr. Terwilliger is the President of the general partner.

(2) The general partner of both TCF Residential Partnership, Ltd. and Plum Tree Limited Partnership is Mill Spring Holdings, Inc. The general partner of CFP Residential, L.P. is Crow Family, Inc. Harlan R. Crow is the Chief Executive Officer of each of Mill Spring Holdings, Inc. and Crow Family, Inc.

(3) Does not include 8,796 shares that may be owned upon an exchange of units by LWW Holdings, Inc. Leonard W. Wood is the President of each of the general partner of the Leonard W. Wood Family Limited Partnership and LWW Holdings, Inc.

(4) Does not include 142,139 shares that may be owned upon an exchange of units by J. Ronald Terwilliger, who is the trustee of the J. Ronald Terwilliger Grantor Trust.

(5) Does not include 142,139 shares that may be owned upon an exchange of units by J. Ronald Terwilliger, who is the President of JRT Holdings, Inc.

(6) Does not include 87,705 shares that may be owned upon an exchange of units by the Leonard W. Wood Family Limited Partnership. Leonard W. Wood is the President of each of the general partner of the Leonard W. Wood Family Partnership and LWW Holdings, Inc.

(7) Mr. Karpf has informed us that he also owns an additional 762 of our common shares.

                              PLAN OF DISTRIBUTION

          Any of the selling shareholders may from time to time, in one or more transactions, sell all or a portion of the offered common shares on the New York Stock Exchange, in the over-the-counter market, on any other national securities exchange on which the common shares are listed or traded, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the offered common shares from time to time will be determined by the selling shareholders and, at the time of such determination, may be higher or lower than the market price of the common shares on the New York Stock Exchange. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a selling shareholder or from purchasers of offered common shares for whom they may act as agents, and underwriters may sell offered common shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Under agreements that may be entered into by us, underwriters, dealers and agents who participate in the distribution of offered common shares may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The offered common shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the offered common shares may be sold include: (a) a block trade in which the broker-dealer so engaged will attempt to sell the offered common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of the New York Stock Exchange; (e) privately negotiated transactions; and (f) underwritten transactions. The selling shareholders and any underwriters, dealers or agents participating in the distribution of the offered common shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the offered common shares by the selling shareholders and any commissions received by any such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

          When a selling shareholder elects to make a particular offer of offered common shares, a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from such selling shareholder and any other required information.

          In order to comply with the securities laws of certain states, if applicable, the offered common shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the offered common shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

          We have agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the offered common shares, including, without limitation, all registration and filing fees, printing expenses and fees and disbursements of our counsel and accountants. The selling shareholders will pay any brokerage fees and commissions, fees and disbursements of their legal counsel and share transfer and other taxes attributable to the sale of the offered common shares. We have also agreed to indemnify each of the selling shareholders and their respective officers, directors and trustees and each person who controls (within the meaning of the Securities Act) such selling shareholder against certain losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering. Each of the selling shareholders has agreed to indemnify us and our officers and trustees and each person who controls (within the meaning of the Securities Act) our company against any losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering with respect to written information furnished to us by such selling shareholder; PROVIDED, HOWEVER, that the indemnification obligation is several, not joint, as to each selling shareholder.

                                     EXPERTS

          Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule appearing in our Annual Report on Form 10-K for the year ended December 31, 1998, at December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 and the Statements of Revenue and Certain Expenses of certain properties that were acquired or were expected to be acquired in 1998, appearing in our Current Report on Form 8-K dated June 25, 1998, as set forth in their reports which are incorporated in this prospectus by reference. Our consolidated financial statements, and the statements of revenue and certain expenses are incorporated by reference in reliance on their reports, given on their authority as experts in accounting and auditing.

          The consolidated financial statements of Merry Land & Investment Company, Inc. appearing in our Current Report on Form 8-K/A dated July 23, 1998 were audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated in this Registration Statement in reliance upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

          The legality of the offered common shares has been passed upon for us by Rosenberg & Liebentritt, P.C., Chicago, Illinois. Certain tax matters have been passed upon by Hogan & Hartson L.L.P., our special tax counsel. Rosenberg & Liebentritt, P.C. will rely on Hogan & Hartson L.L.P. as to certain matters of Maryland law.

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     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON SHARE, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN OUR AFFAIRS SINCE THE DATE HEREOF.




                             ----------------------




                                1,262,264 SHARES


                       EQUITY RESIDENTIAL PROPERTIES TRUST



                      COMMON SHARES OF BENEFICIAL INTEREST







                             ----------------------

                                   PROSPECTUS

                             ----------------------



                                 MARCH 24, 1999


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